Exhibit 10.3

S. ROHDE ASSOCIATES, INC.

July 11, 2005

Gregg Barrett

Premier Indemnity Holdings

Dear Gregg:

This letter shall serve as a letter of agreement between Gregg Barrett on behalf of Premier Indemnity Holdings (CLIENT) and Stephen Rohde (CONSULTANT) governing the provision of professional consulting services for CLIENT by CONSULTANT.

CONSULTANT shall provide such consulting services as determined appropriate and as specifically requested by CLIENT, which will enable the CLIENT to begin operation as a domiciled Florida insurance company.

CLIENT agrees to compensate CONSULTANT on an advance base retainer arrangement. Under the terns of such an arrangement CLIENT will provide CONSULTANT with a check in the amount of $7,000.00 per month on or before the first day of each month (except for the first month, August, 2005, when payment of $ 5,250.00 shall be due on or before the eighth day of the month). In exchange for this compensation CONSULTANT shall provide up to eighty (80) hours (except August, which will be sixty (60)) hours per month consultation. Additional time expended by CONSULTANT shall be invoiced at the rate of $ 100.00 per hour and CLIENT shall provide payment to CONSULTANT within ten (10) days of the date of such invoices. Further, between July 11, 2005, and August 8, 2005, anytime expended by CONSULTANT shall be invoiced at $125.00 per hour.

CLIENT agrees to reimburse CONSULTANT for direct expenses specifically incurred as a result of providing such services to CLIENT, to include travel and communications within ten (10) days of the date of an invoice for such expenditures.

CLIENT may terminate this agreement upon thirty (30) days written notice.

If the terms of this agreement meet with you: approval, please indicate same below by your signature and return a copy for my files.

Accepted for	__________
Date	7/14/05